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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and in the paragraph under the caption "Selected Financial Data" and to the use of our report dated February 2, 1996 (except for the first paragraphs of Notes 2 and 5,
as to which the date is May   , 1996), in the Amendment No. 3 to the
Registration Statement (Form S-1 No. 333-3326) and related Prospectus of Diatide, Inc. for the registration of 2,875,000 shares of its common stock.


                                            ERNST & YOUNG LLP

Manchester, New Hampshire

     The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 2 to the financial statements.

Manchester, New Hampshire                   /S/  ERNST & YOUNG LLP

May 21, 1996